As filed with the Securities and Exchange Commission on December 9, 2010
     Registration Nos. 333-91396 and 333-143438

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENTS
UNDER THE SECURITIES ACT OF 1933

Bancinsurance Corporation
(Exact name of registrant as specified in its charter)

Ohio	31-0790882
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

250 East Broad Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)
Bancinsurance Corporation 2002 Stock Incentive Plan
(Full title of the plan)
Bancinsurance Corporation
52 East Broad Street
Columbus, Ohio 43215
Attn: Matthew C. Nolan
Tel. No.: (614) 220-5200
(Name and address, including zip code, and telephone number, including area code, of agent for service)
Copies of all communications, including communications sent to agent for service, should be sent to:
Adam K. Brandt, Esq.
Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, Ohio 43215
(614) 464-6400
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

SIGNATURES

DEREGISTRATION OF UNSOLD SECURITIES
     This Post-Effective Amendment relates to the following Registration Statements (the “Registration Statements”) of Bancinsurance Corporation (“Bancinsurance”):
Registration Statement filed with the Securities and Exchange Commission on June 28, 2002 on Form S-8 (Registration No. 333-91396) pertaining to the registration of 600,000 common shares, without par value, of Bancinsurance (the “Common Shares”), issuable under the Bancinsurance Corporation 2002 Stock Incentive Plan.
Registration Statement filed with the Securities and Exchange Commission on June 1, 2007 on Form S-8 (Registration No. 333-143438) pertaining to the registration of 350,000 common shares, without par value, of Bancinsurance (the “Common Shares”), issuable under the Bancinsurance Corporation 2002 Stock Incentive Plan.
     Fenist, LLC, an Ohio limited liability company (“Acquiror”), Fenist Acquisition Sub, Inc., an Ohio corporation (“Acquisition Sub”), and Bancinsurance entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 10, 2010, which contemplated, among other things, the merger of Acquisition Sub with and into Bancinsurance (the “Merger”), with Bancinsurance continuing as the surviving corporation and becoming a wholly owned subsidiary of Acquiror. The Merger was consummated on December 9, 2010.
     As a result of the consummation of the transactions contemplated by the Merger Agreement, Bancinsurance has terminated all offerings of its Common Shares pursuant to its existing registration statements, including the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, Bancinsurance is filing this Post-Effective Amendment to the Registration Statements to deregister all of the Common Shares registered under the Registration Statements that remained unissued as of the effective time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on December 9, 2010.

BANCINSURANCE CORPORATION
By:	/s/ Matthew C. Nolan
Matthew C. Nolan
Vice President, Chief Financial Officer, Treasurer and Secretary

     No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.